FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 583-3512

EAST WEST BANCORP REPORTS RECORD
THIRD QUARTER 2005 EARNINGS OF $28.6 MILLION

San Marino, CA - October 18, 2005 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the third quarter of 2005. Diluted earnings per share for the third quarter increased 33% to a record $0.52 from $0.39 in the prior year period.

Third Quarter Highlights

•	Record net income of $28.6 million, up 40% from prior year
•	Record net interest income of $71.6 million, up 35% from prior year
•	Net interest margin up 7 basis points to 4.22% from prior quarter
•	Gross loans increased to a record $6.6 billion
•	Total deposits increased to a record $6.1 billion
•	Return on equity of 19.15%
•	Total nonperforming assets were 0.22% of total assets
•	Efficiency ratio of 35.19%
•	Closed the acquisition of United National Bank (“UNB”)

Financial Summary

Third quarter net income was a record $28.6 million, 40% higher than the $20.4 million reported in the prior year period. Diluted earnings per share for the third quarter rose to a record $0.52, up 33% from $0.39 in the prior year period. Return on average equity for the third quarter of 2005 increased to 19.15% from 17.84% in the previous year, and return on average assets was 1.62%, an increase from 1.55% in the previous year. The effective tax rate for the quarter equaled 35.92% compared to 35.85% for the third quarter of 2004. Pretax income for the third quarter of 2005 totaled $44.6 million, a 40% increase over the year ago figure of $31.8 million. The increase in earnings in the third quarter of 2005 was a result of an increase in net interest income fueled by continuing strength in loan growth, as well as overall operating efficiencies.

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“We are very proud of the results we accomplished this quarter. Once again, we achieved record quarterly earnings and are well underway to end 2005 as the 9th consecutive year of record earnings for East West,” commented Dominic Ng, Chairman, President and Chief Executive Officer of East West. “Loan and deposit growth continued to be robust during the quarter. Quarter-to-date organic loan growth was impressive; growing at a 24% annualized rate or $338.9 million, excluding the impact of the UNB acquisition. In addition, quarter-to-date deposit growth was very steady; growing at a 14% annualized rate or $180.7 million, excluding the impact of the UNB acquisition. Year-over-year, our balance sheet growth has been achieved while we have maintained excellent credit quality and have not lowered our commitment to sound underwriting practices,” continued Mr. Ng.

“With the successful close of the UNB acquisition on September 6th, we added eleven new branches and over 19,000 customer accounts, further solidifying our presence in the California marketplace and opening new opportunities for East West in Houston, Texas. The conversion of all UNB systems is underway and a full integration is scheduled for completion in early November,” continued Mr. Ng.

Management Guidance

Management has increased its EPS guidance for the full year of 2005 as a result of the year-to-date performance and the expected operating results for the fourth quarter of 2005. Mr. Ng remarked on the Bank’s forecast for 2005 earnings, “We now estimate that fully diluted earnings per share will be in the range of $1.94 to $1.95, up about 5% from the previous guidance of $1.85 to $1.87. This revised estimate represents an approximate increase of 30% from the prior year figure. This estimate is based on our current loan pipeline levels, a projected net interest margin of 4.20% to 4.25% for the fourth quarter of 2005 and includes the impact of the UNB acquisition,” concluded Mr. Ng.

Balance Sheet Summary

At September 30, 2005, total assets were $7.9 billion, a 32% increase above total assets of $6.0 billion at December 31, 2004. The growth in assets was primarily a result of the organic growth of our loan portfolio, as well as the impact of the acquisition of UNB. Gross loans at September 30, 2005 totaled $6.6 billion, a 29% increase from $5.1 billion at year-end 2004. Organic loan growth for the nine month period ended September 30, 2005 was $985.0 million, or an annualized increase of 26%, excluding the impact of the UNB acquisition, loan securitizations and loan sales. Growth in commercial real estate, multifamily and single family loans added the largest dollar impact to our organic growth, although almost all loan sectors grew at a double digit rate year-to-date.

Average earning assets for the third quarter of 2005 equaled $6.7 billion, 35% higher than the third quarter of 2004. The growth in average earning assets was driven by a 33% increase in average loans to $5.9 billion. The yield on average earning assets for the quarter was 6.27%, an increase of 93 basis points from 5.34% in the year ago quarter and 27 basis points from 6.00% in the previous quarter. The yield on average loans receivable for the quarter was 6.56%, an increase of 96 basis points from 5.60% in the year ago quarter and 27 basis points from 6.29% in the previous quarter. The rise in the yield on average earning assets was primarily attributable to increases in market interest rates and the corresponding repricing of our loan portfolio.
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Total deposits at September 30, 2005 were $6.1 billion, a 36% increase over total deposits of $4.5 billion at December 31, 2004. Organic deposit growth for the nine month period ended September 30, 2005 was $742.5 million, or an annualized increase of 22%, excluding the impact of the UNB acquisition. Core deposits at September 30, 2005 totaled $3.0 billion or a 32% increase over year-end 2004. Excluding the impact of the UNB acquisition, organic core deposit growth for the nine month period ended September 30, 2005 was $378.0 million, an annualized increase of 22%.

Average total deposits for the third quarter totaled $5.3 billion, 36% above the figure for the prior year period, while average core deposits totaled $2.6 billion, 28% greater than a year ago. The growth in average deposits stemmed from strong increases in time deposits of 46% or $843.8 million, money market deposits of 59% or $273.3 million and demand deposits of 25% or $243.3 million. The year-over-year increase in average deposits was attributable to promotions at the retail branches targeted to smaller businesses and retail customers and the expansion of commercial relationships.

The average cost of deposits for the third quarter of 2005 was 1.89%, an 89 basis point increase from 1.00% in the year ago quarter and a 24 basis point increase from 1.65% in the previous quarter. The average cost of funds for the third quarter equaled 2.15%, a 97 basis point increase from 1.18% for the prior year period and a 21 basis point increase from 1.94% in the prior quarter. The increase in the cost of deposits for the year-over-year period was attributable to increased deposit competition and the resulting higher market interest rates. East West entered into long-term repurchase agreements totaling $200.0 million during the quarter. The repurchase agreements have enabled us to lower our reliance on FHLB borrowings and provide us with long-term borrowing at a lower cost.

Operating Results

Net interest income increased to a record $71.6 million, 35% or $18.7 million greater than the third quarter of 2004 and 10% or $6.6 million greater on a sequential quarter basis. The interest margin for the quarter reflected no change from the year ago margin of 4.22% and a 7 basis point increase from the previous quarter margin of 4.15%. The sequential quarter increase in the margin was primarily driven by an increase in the volume of earning assets and supported by an upward repricing of our loan portfolio as compared to deposit rate increases.

East West provided $4.5 million for loan losses during the third quarter of 2005, compared to $5.0 million during the third quarter of 2004 and $4.5 million during the previous quarter. The third quarter provision reflects the continued growth and quality of our loan portfolio. Based on the projected loan growth during the next quarter and the current trends in the loan portfolio, management believes that the provision for loan losses for the fourth quarter should remain consistent with the current level.

Noninterest income for the third quarter totaled $7.8 million, 9% or $619 thousand higher than the third quarter of 2004 and 2% or $137 thousand lower than the prior quarter. Core noninterest income, excluding the impact of gains on sales of investment securities and fixed assets, totaled $6.0 million during the quarter, 7% or $410 thousand higher than the prior year figure and 10% or $637 thousand lower than the sequential quarter. The year-over-year increase in noninterest income predominantly resulted from net gains on the sale of investment securities during the third quarter of 2005. The sequential quarter decrease was largely due to a decrease in income from secondary market activities, partially offset by increases in both loan and branch fees during the third quarter of 2005.

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Noninterest expense totaled $30.3 million for the third quarter of 2005, 30% or $7.1 million higher than the year ago level and 7% or $1.9 million higher than the previous quarter. Cash operating expenses, which exclude the amortization of intangibles and investments in affordable housing partnerships, totaled $27.9 million for the quarter, a 34% or $7.1 million increase over the third quarter of 2004 and a 7% or $1.9 million increase from the sequential quarter. The increase from the third quarter of 2004 was largely due to higher compensation and occupancy expense associated with acquisitions as well as the overall organic growth of the Bank. Other expenses increased 30% from prior year, mainly due to higher commercial deposit-related costs resulting from growth in commercial deposits.

East West generated a 35.19% operating efficiency ratio for the third quarter of 2005, comparable to 34.78% a year ago and 35.78% in the second quarter of 2005. The efficiency ratio is a direct result of management’s efforts to increase efficiencies in the Bank’s operating platform. Management anticipates the efficiency ratio for the full year 2005 to be approximately 36%.

The effective tax rate for the third quarter was 35.92% compared to 35.85% a year ago and 36.38% in the previous quarter. Management anticipates an effective tax rate for the fourth quarter of approximately 37%.

Asset Quality

Total nonperforming assets were $17.4 million or 0.22% of total assets at September 30, 2005. This compares with $5.9 million, or 0.10% of total assets at December 31, 2004, and $2.9 million, or 0.05% of total assets at September 30, 2004. Overall, our asset quality and loss rates continue to remain at very low levels, although nonperforming assets increased in this quarter from the recent historic lows. As of September 30, 2005, $16.1 million of the nonperforming assets were comprised of two secured commercial real estate loans, one secured construction loan and two trade finance loans that are fully guaranteed by Ex-Im Bank. Nonaccrual loans at September 30, 2005 were $12.8 million or 0.19% of total loans, compared to $4.9 million or 0.10% of total loans, at December 31, 2004, and $2.6 million or 0.06% of total loans at September 30, 2004.

Net chargeoffs for the quarter totaled $1.1 million or an annualized 0.08% of average loans, compared to $3.3 million, or an annualized 0.30% of average loans for the third quarter of 2004 and $2.4 million or an annualized 0.17% of average loans for the previous quarter.

The allowance for loan losses at September 30, 2005 was $67.4 million or 1.02% of total loans and 525% of nonaccrual loans, compared to $50.9 million or 0.99% of total loans and 1,033% of nonaccrual loans at December 31, 2004 and $46.9 million or 0.99% of total loans and 1,804% of nonaccrual loans at September 30, 2004. At September 30, 2005, the allowance for unfunded loan commitments and off-balance sheet credit exposures amounted to $10.2 million, compared to $7.7 million at December 31, 2004 and $7.5 million at September 30, 2004. The allowance for unfunded loan commitments and off-balance sheet credit exposures is included in accrued expenses and other liabilities on the balance sheet.

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Capitalization

East West continues to remain well capitalized under all regulatory guidelines. At September 30, 2005, our Tier I risk-based capital ratio was 8.74%, total risk-based capital ratio was 10.93% and Tier I leverage ratio was 8.83%. During the quarter, we issued $25.0 million in subordinated debt, which qualifies for Tier II capital. We also issued $20.0 million in junior subordinated debt securities through a pooled trust preferred offering, which qualifies for Tier I capital. Both of these transactions were undertaken to augment our liquidity and capital resources. Furthermore, we issued 3,138,701 shares of common stock in connection with the acquisition of UNB. East West did not repurchase any shares during the quarter. Total stockholders’ equity as of September 30, 2005 was $696.9 million, representing a book value of $12.43 per share.

About East West

East West Bancorp is a publicly owned company, with $7.9 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 56 total branch locations. East West Bank serves the community with 55 branch locations across Southern and Northern California, one branch location in Houston, Texas and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.
Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

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EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	September 30,	December 31,	%
	2005	2004	Change
Assets
Cash and cash equivalents	$136,834	$93,075	47
Securities purchased under resale agreements	50,000	-	100
Investment securities available-for-sale	718,556	534,552	34
Loans receivable (net of allowance for loan losses
of $67,414 and $50,884)	6,556,315	5,080,454	29
Premiums on deposits acquired, net	20,778	7,723	169
Goodwill	144,490	43,702	231
Other assets	311,405	269,374	16
Total assets	$7,938,378	$6,028,880	32

Liabilities and Stockholders' Equity
Deposits	$6,130,129	$4,522,517	36
Short-term borrowings	182,000	-	100
Federal Home Loan Bank advances	482,756	860,803	(44)
Securities sold under repurchase agreements	200,000	-	100
Notes payable	9,195	11,018	(17)
Accrued expenses and other liabilities	84,328	62,757	34
Long-term debt	153,095	57,476	166
Total liabilities	7,241,503	5,514,571	31
Stockholders' equity	696,875	514,309	35
Total liabilities and stockholders' equity	$7,938,378	$6,028,880	32
Book value per share	$12.43	$9.80	27
Number of shares at period end	56,074	52,501	7

Ending Balances	September 30,	December 31,	%
	2005	2004	Change
Loans receivable
Real estate - single family	$443,736	$327,554	35
Real estate - multifamily	1,296,344	1,121,107	16
Real estate - commercial	3,309,761	2,556,827	29
Real estate - construction	570,935	348,501	64
Commercial	586,174	438,537	34
Trade finance	213,760	155,809	37
Consumer	205,398	185,159	11
Total gross loans receivable	$6,626,108	$5,133,494	29
Unearned fees, premiums and discounts	(2,379)	(2,156)	10
Allowance for loan losses	(67,414)	(50,884)	32
Net loans receivable	$6,556,315	$5,080,454	29

Deposits
Noninterest-bearing demand	$1,380,330	$1,097,851	26
Interest-bearing checking	360,472	334,747	8
Money market	881,074	507,949	73
Savings	391,533	340,399	15
Total core deposits	3,013,409	2,280,946	32
Time deposits less than $100,000	952,943	747,858	27
Time deposits $100,000 or greater	2,163,777	1,493,713	45
Total time deposits	3,116,720	2,241,571	39
Total deposits	$6,130,129	$4,522,517	36

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		%
	2005	2004	Change

Interest and dividend income	$106,287	$66,815	59
Interest expense	(34,705)	(13,980)	148
Net interest income before provision for loan losses	71,582	52,835	35
Provision for loan losses	(4,500)	(5,000)	(10)
Net interest income after provision for loan losses	67,082	47,835	40
Noninterest income	7,827	7,208	9
Noninterest expense	(30,306)	(23,242)	30
Income before provision for income taxes	44,603	31,801	40
Income taxes	(16,020)	(11,402)	41
Net income	$28,583	$20,399	40
Net income per share, basic	$0.54	$0.40	35
Net income per share, diluted	$0.52	$0.39	33
Shares used to compute per share net income:
- Basic	53,261	51,210	4
- Diluted	54,822	52,884	4

	Three Months Ended September 30,		%
	2005	2004	Change
Noninterest income:
Letters of credit fees and commissions	$2,029	$1,782	14
Branch fees	1,858	1,693	10
Net gain on investment securities available-for-sale	1,786	678	163
Ancillary loan fees	816	848	(4)
(Loss) income from secondary market activities	(41)	82	(150)
Net gain on sale of fixed assets	12	911	(99)
Other operating income	1,367	1,214	13
Total noninterest income	$7,827	$7,208	9

Noninterest expense:
Compensation and employee benefits	$12,979	$9,386	38
Occupancy and equipment expense	3,736	2,812	33
Amortization of investments in affordable
housing partnerships	1,581	1,784	(11)
Amortization of premiums on deposits acquired	782	575	36
Data processing	717	566	27
Deposit insurance premiums and regulatory
assessments	258	211	22
Other operating expense	10,253	7,908	30
Total noninterest expense	$30,306	$23,242	30

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,		%
	2005	2004	Change

Interest and dividend income	$284,812	$175,307	62
Interest expense	(86,048)	(35,385)	143
Net interest income before provision for loan losses	198,764	139,922	42
Provision for loan losses	(13,370)	(11,750)	14
Net interest income after provision for loan losses	185,394	128,172	45
Noninterest income	22,291	21,499	4
Noninterest expense	(86,425)	(64,110)	35
Income before provision for income taxes	121,260	85,561	42
Income taxes	(43,695)	(30,188)	45
Net income	$77,565	$55,373	40
Net income per share, basic	$1.47	$1.10	34
Net income per share, diluted	$1.43	$1.07	34
Shares used to compute per share net income:
- Basic	52,615	50,137	5
- Diluted	54,221	51,752	5

	Nine Months Ended September 30,		%
	2005	2004	Change
Noninterest income:
Letters of credit fees and commissions	$6,533	$5,971	9
Branch fees	5,143	5,327	(3)
Net gain on investment securities available-for-sale	3,519	1,481	138
Ancillary loan fees	1,945	2,242	(13)
Income from secondary market activities	1,143	1,133	1
Net gain on sale of fixed assets	40	931	(96)
Other operating income	3,968	4,414	(10)
Total noninterest income	$22,291	$21,499	4

Noninterest expense:
Compensation and employee benefits	$38,318	$27,693	38
Occupancy and equipment expense	10,426	7,748	35
Amortization of investments in affordable
housing partnerships	4,971	5,559	(11)
Amortization of premiums on deposits acquired	1,988	1,612	23
Data processing	1,940	1,534	26
Deposit insurance premiums and regulatory
assessments	709	572	24
Other operating expense	28,073	19,392	45
Total noninterest expense	$86,425	$64,110	35

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)
Average Balances	Three Months Ended September 30,		%
	2005	2004	Change
Loans receivable
Real estate - single family	$414,732	$246,482	68
Real estate - multifamily	1,243,585	1,006,020	24
Real estate - commercial	2,906,445	2,223,589	31
Real estate - construction	470,967	292,499	61
Commercial	517,591	375,378	38
Trade finance	188,975	134,231	41
Consumer	193,527	169,900	14
Total loans receivable	5,935,822	4,448,099	33
Investment securities available-for-sale	711,660	469,550	52
Earning assets	6,730,519	4,980,691	35
Total assets	7,077,746	5,272,107	34

Deposits
Noninterest-bearing demand	$1,208,118	$964,794	25
Interest-bearing checking	338,523	287,506	18
Money market	733,825	460,529	59
Savings	337,370	329,466	2
Total core deposits	2,617,836	2,042,295	28
Time deposits less than $100,000	853,497	715,932	19
Time deposits $100,000 or greater	1,842,909	1,136,633	62
Total time deposits	2,696,406	1,852,565	46
Total deposits	5,314,242	3,894,860	36
Interest-bearing liabilities	5,185,614	3,747,094	38
Stockholders' equity	597,112	457,446	31

	Nine Months Ended September 30,		%
	2005	2004	Change
Loans receivable
Real estate - single family	$393,667	$190,982	106
Real estate - multifamily	1,190,840	906,945	31
Real estate - commercial	2,749,805	1,939,907	42
Real estate - construction	422,910	244,497	73
Commercial	461,306	345,609	33
Trade finance	177,022	125,912	41
Consumer	186,887	160,203	17
Total loans receivable	5,582,437	3,914,055	43
Investment securities available-for-sale	639,791	431,451	48
Earning assets	6,295,001	4,447,684	42
Total assets	6,613,071	4,718,172	40

Deposits
Noninterest-bearing demand	$1,115,316	$926,339	20
Interest-bearing checking	334,127	283,054	18
Money market	651,005	381,914	70
Savings	327,775	316,116	4
Total core deposits	2,428,223	1,907,423	27
Time deposits less than $100,000	809,061	694,952	16
Time deposits $100,000 or greater	1,647,462	1,009,866	63
Total time deposits	2,456,523	1,704,818	44
Total deposits	4,884,746	3,612,241	35
Interest-bearing liabilities	4,863,928	3,304,249	47
Stockholders' equity	553,794	415,588	33

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(unaudited)

Selected Ratios	Three Months Ended September 30,		%
	2005	2004	Change
For The Period
Return on average assets	1.62%	1.55%	4
Return on average equity	19.15%	17.84%	7
Interest rate spread	3.61%	3.85%	(6)
Net interest margin	4.22%	4.22%	-
Yield on earning assets	6.27%	5.34%	17
Cost of deposits	1.89%	1.00%	89
Cost of funds	2.15%	1.18%	82
Noninterest expense/average assets (1)	1.58%	1.58%	-
Efficiency ratio (1)	35.19%	34.78%	1
Net chargeoffs to average loans (2)	0.08%	0.30%	(73)

	Nine Months Ended September 30,		%
	2005	2004	Change
For The Period
Return on average assets	1.56%	1.56%	-
Return on average equity	18.67%	17.77%	5
Interest rate spread	3.68%	3.83%	(4)
Net interest margin	4.22%	4.20%	-
Yield on earning assets	6.05%	5.26%	15
Cost of deposits	1.67%	0.94%	78
Cost of funds	1.92%	1.12%	71
Noninterest expense/average assets (1)	1.60%	1.61%	-
Efficiency ratio (1)	35.95%	35.27%	2
Net chargeoffs to average loans (2)	0.10%	0.15%	(33)

Period End
Tier 1 risk-based capital ratio	8.74%	9.63%	(9)
Total risk-based capital ratio	10.93%	10.70%	2
Tier 1 leverage capital ratio	8.83%	9.18%	(4)
Nonperforming assets to total assets	0.22%	0.05%	340
Nonaccrual loans to total loans	0.19%	0.06%	217
Allowance for loan losses to total loans	1.02%	0.99%	2
Allowance for loan losses and unfunded loan
commitments to total loans	1.17%	1.15%	2
Allowance for loan losses to nonaccrual loans	525%	1804%	(71)

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollars in thousands)
(unaudited)

	Quarter Ended September 30,
	2005			2004
	Average		Yield	Average		Yield
	Volume	Interest	(1)	Volume	Interest	(1)
Assets
Interest-earning assets:
Short-term investments	$9,655	$78	3.21%	$22,712	$85	1.49%
Securities purchased under resale agreements	12,500	224	7.11%	-	-	-
Investment securities available-for-sale	711,660	7,181	4.00%	469,550	3,563	3.02%
Loans receivable	5,935,822	98,110	6.56%	4,448,099	62,655	5.60%
FHLB and FRB stock	60,882	694	4.52%	40,330	512	5.05%
Total interest-earning assets	6,730,519	106,287	6.27%	4,980,691	66,815	5.34%

Noninterest-earning assets:
Cash and due from banks	110,124			92,808
Allowance for loan losses	(59,976)			(44,806)
Other assets	297,079			243,414
Total assets	$7,077,746			$5,272,107

Liabilities and stockholders' equity
Interest-bearing liabilities:
Checking accounts	$338,523	$662	0.78%	$287,506	$275	0.38%
Money market accounts	733,825	4,162	2.25%	460,529	1,285	1.11%
Savings deposits	337,370	267	0.31%	329,466	123	0.15%
Time deposits less than $100,000	853,497	4,915	2.28%	715,932	3,014	1.67%
Time deposits $100,000 or greater	1,842,909	15,269	3.29%	1,136,633	5,088	1.78%
Short-term borrowings	68,701	637	3.68%	4,014	18	1.78%
Federal Home Loan Bank advances	803,688	6,290	3.11%	771,002	3,367	1.74%
Securities sold under repurchase agreements	91,848	693	2.99%	-	-	-
Long-term debt	115,253	1,810	6.23%	42,012	810	7.67%
Total interest-bearing liabilities	5,185,614	34,705	2.66%	3,747,094	13,980	1.49%

Noninterest-bearing liabilities:
Demand deposits	1,208,118			964,794
Other liabilities	86,902			102,773
Stockholders' equity	597,112			457,446
Total liabilities and stockholders' equity	$7,077,746			$5,272,107
Interest rate spread			3.61%			3.85%
Net interest income and net margin		$71,582	4.22%		$52,835	4.22%

(1) Annualized.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2005			2004
	Average		Yield	Average		Yield
	Volume	Interest	(1)	Volume	Interest	(1)
Assets
Interest-earning assets:
Short-term investments	$8,173	$177	2.90%	$70,890	$607	1.14%
Securities purchased under resale agreements	4,213	224	7.11%	-	-	-
Investment securities available-for-sale	639,763	18,020	3.77%	431,451	10,791	3.34%
Loans receivable	5,582,437	264,340	6.33%	3,914,055	162,895	5.56%
FHLB and FRB stock	60,415	2,051	4.54%	31,288	1,014	4.33%
Total interest-earning assets	6,295,001	284,812	6.05%	4,447,684	175,307	5.26%

Noninterest-earning assets:
Cash and due from banks	104,035			87,556
Allowance for loan losses	(56,021)			(42,807)
Other assets	270,056			225,739
Total assets	$6,613,071			$4,718,172

Liabilities and stockholders' equity
Interest-bearing liabilities:
Checking accounts	$334,127	$1,909	0.76%	$283,054	$743	0.35%
Money market accounts	651,005	10,175	2.09%	381,914	2,836	0.99%
Savings deposits	327,775	657	0.27%	316,116	338	0.14%
Time deposits less than $100,000	809,061	13,430	2.22%	694,952	8,310	1.60%
Time deposits $100,000 or greater	1,647,462	34,789	2.82%	1,009,866	13,323	1.76%
Short-term borrowings	27,242	739	3.63%	2,545	31	1.63%
Federal Home Loan Bank advances	947,819	19,361	2.73%	579,886	7,594	1.75%
Securities sold under repurchase agreements	30,952	693	2.99%	-	-	-
Long-term debt	88,485	4,295	6.49%	35,916	2,210	8.22%
Total interest-bearing liabilities	4,863,928	86,048	2.37%	3,304,249	35,385	1.43%

Noninterest-bearing liabilities:
Demand deposits	1,115,316			926,339
Other liabilities	80,033			71,996
Stockholders' equity	553,794			415,588
Total liabilities and stockholders' equity	$6,613,071			$4,718,172
Interest rate spread			3.68%			3.83%
Net interest income and net margin		$198,764	4.22%		$139,922	4.20%

(1) Annualized.